Exhibit 99.1

The Bancorp, Inc. Reports its Third Quarter Financial Results

Wilmington, DE – October 24, 2024 – The Bancorp, Inc. (“The Bancorp” or the “Company” or “we” or “our”) (NASDAQ: TBBK), a financial holding company, today reported its financial results for the third quarter of 2024.

Net income for the third quarter of 2024 amounted to $51.5 million.

Factors Helpful to Understand Third Quarter Net Income

1.	As explained under recent developments below, a new CECL factor was added which increased the provision for credit losses and resulted in an after-tax reduction in net income of $1.5 million.
2.	Prior period interest income reversals on real estate bridge loans transferred to nonaccrual or modified, resulted in an after-tax reduction in net income of $1.2 million.
3.	A loss resulting from a transaction processing delay increased non-interest expense and resulted in an after-tax reduction in net income of approximately $900,000.

Recent Developments

As noted in our second quarter press release, the Company entered into a purchase and sale agreement for an apartment property acquired by its wholly-owned subsidiary The Bancorp Bank, National Association, (the “Bank”) through foreclosure in connection with a real estate bridge lending (“REBL”) loan. At September 30, 2024, the related $40.3 million balance, comprised the majority of our other real estate owned. Subsequent to the previously reported $125,000 earnest money deposit in July 2024, the purchaser has made additional earnest money deposits of $250,000 bringing the total of such deposits to $375,000 in 2024. Additional required deposits are projected to total $500,000 prior to the December 31, 2024 closing deadline. The sales price is expected to cover the Company’s current other real estate owned balance plus the forecasted cost of improvements to the property. There can be no assurance that the purchaser will consummate the sale of the property, but if not consummated, earnest money deposits would accrue to the Company.

While real estate bridge loans classified as either special mention or substandard increased during the quarter, we believe that such classifications are at or near their peak. That conclusion is based, at least in part, on an independent review of a significant portion of the REBL portfolio performed during the third quarter by a firm specializing in such analysis. Additionally, the 50 basis point Federal Reserve rate reduction may provide immediate cash flow benefits to borrowers, while the further declining forward yield curve should support further liquidity benefits, as fixed rates decline. Moreover, respective weighted average “as is” and “as stabilized” loan-to-values ratios (“LTVs”) of 77% and 68%, respectively, based upon appraisals in the past twelve months, continue to provide significant protection against loss. Underlying property values as supported by such independent LTVs, continue to facilitate the recapitalization of certain loans from borrowers experiencing cash flow issues, to borrowers with greater financial capacity. At September 30, 2024, real estate bridge loans classified as special mention and substandard respectively amounted to $84.4 million and $155.4 million compared to $96.0 million and $80.4 million at June 30, 2024. Each classified loan was evaluated for a potential increase in the allowance for credit losses (“ACL”) on the basis of the aforementioned third-party appraisals of apartment building collateral. On the basis of “as is” and “as stabilized” LTVs, increases to the allowance were not required. The current allowance for credit losses for REBL, is primarily based upon historical industry losses for multi-family loans, in the absence of significant charge-offs within the Company’s REBL portfolio. However, as noted in our second quarter press release, as a result of increasing amounts of loans classified as special mention and substandard, the Company evaluated potential related sensitivity for REBL in the third quarter. Such evaluation is inherently subjective as it requires material estimates that may be susceptible to change as more information becomes available. As a result, the Company added the aforementioned new qualitative factor to its quarterly ACL with a cumulative after-tax impact of approximately $1.5 million ($2.0 million pre-tax).

Highlights

•	The Bancorp reported net income of $51.5 million, or $1.04 per diluted share (“EPS”), for the quarter ended September 30, 2024, compared to net income of $50.1 million, or $0.92 per diluted share, for the quarter ended September 30, 2023, or an EPS increase of 13%. While net income increased 3% between these periods, outstanding shares were decreased as a result of common share repurchases, which significantly increased in 2024.

•	Return on assets and return on equity for the quarter ended September 30, 2024, amounted to 2.5% and 26%, respectively, compared to 2.7% and 26%, respectively, for the quarter ended September 30, 2023 (all percentages “annualized”).

•	Net interest income increased 5% to $93.7 million for the quarter ended September 30, 2024, compared to $88.9 million for the quarter ended September 30, 2023. Third quarter 2024 net interest income was reduced by the reversal of $1.6 million ($1.2 million, net of tax) of prior period interest related to both real estate bridge loans transferred to non-accrual status during the quarter and loan modifications with retroactive rate reductions.
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•	Net interest margin amounted to 4.78% for the quarter ended September 30, 2024, compared to 5.07% for the quarter ended September 30, 2023, and 4.97% for the quarter ended June 30, 2024. Net interest margin for third quarter 2024 was reduced by the prior period interest reversals noted directly above.

•	Loans, net of deferred fees and costs were $5.91 billion at September 30, 2024, compared to $5.36 billion at December 31, 2023 and $5.20 billion at September 30, 2023. Those changes reflected an increase of 5% quarter over linked quarter and an increase of 14% year over year.

•	Gross dollar volume (“GDV”), representing the total amounts spent on prepaid and debit cards, increased $4.93 billion, or 15%, to $37.90 billion for the quarter ended September 30, 2024, compared to the quarter ended September 30, 2023. The increase reflects continued organic growth with existing partners and the impact of clients added within the past year. Total prepaid, debit card, ACH, and other payment fees increased 16% to $27.8 million for the third quarter of 2024 compared to the third quarter of 2023. Consumer credit fintech fees amounted to $1.6 million for the third quarter 2024, as a result of our initial entry into credit sponsorship in 2024.

•	Small business loans (“SBLs”), including those held at fair value, amounted to $979.2 million at September 30, 2024, or 14% higher year over year, and 2% higher quarter over linked quarter, excluding the impact of $28.5 million of loans with related secured borrowings.

•	Direct lease financing balances increased 6% year over year to $711.8 million at September 30, 2024, and less than 1% over June 30, 2024.

•	At September 30, 2024, real estate bridge loans of $2.19 billion had grown 3% compared to a $2.12 billion balance at June 30, 2024, and 18% compared to the September 30, 2023 balance of $1.85 billion. These real estate bridge loans consist entirely of rehabilitation loans for apartment buildings.

•	Security backed lines of credit (“SBLOC”), insurance backed lines of credit (“IBLOC”), and investment advisor financing loans collectively decreased 7% year over year and less than 1% quarter over linked quarter to $1.79 billion at September 30, 2024.

•	The average interest rate on $7.23 billion of average deposits and interest-bearing liabilities during the third quarter of 2024 was 2.54%. Average deposits of $7.01 billion for the third quarter of 2024 increased $720.9 million, or 11% over third quarter 2023.

•	As of September 30, 2024, tier 1 capital to average assets (leverage), tier 1 capital to risk-weighted assets, total capital to risk-weighted assets and common equity tier 1 to risk-weighted assets ratios were 9.86%, 13.62%, 14.19% and 13.62%, respectively, compared to well-capitalized minimums of 5%, 8%, 10% and 6.5%, respectively. The Bancorp Bank, National Association, remains well capitalized under banking regulations.

•	Book value per common share at September 30, 2024 was $16.90 compared to $14.36 per common share at September 30, 2023, an increase of 18%.

•	The Bancorp repurchased 1,037,069 shares of its common stock at an average cost of $48.21 per share during the quarter ended September 30, 2024. As a result of share repurchases, outstanding shares at September 30, 2024 amounted to 48.2 million, compared to 53.2 million shares at December 31, 2023, or a reduction of 9%.

•	The Bancorp emphasizes safety and soundness and its balance sheet has a risk profile enhanced by the special nature of the collateral supporting its loan niches, related underwriting, and the characteristics of its funding sources, including those highlighted in the bullets below. Those loan niches and funding sources have contributed to increased earnings levels, even during periods in which markets have experienced various economic stresses.

•	The vast majority of The Bancorp’s funding is comprised of FDIC-insured and/or small balance accounts, which adjust to only a portion of changes in rates. The Company also has lines of credit with U.S. government sponsored agencies totaling approximately $3.1 billion as of September 30, 2024, as well as access to other forms of liquidity.

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•	In its REBL portfolio, the Company has minimal exposure to non-multifamily commercial real estate such as office buildings, and instead has a portfolio largely comprised of rehabilitation bridge loans for apartment buildings. These loans generally have three-year terms with two one-year extensions to allow for the rehabilitation work to be completed and rentals stabilized for an extended period, before being refinanced at lower rates through U.S. Government Sponsored Entities or other lenders. The REBL portfolio consists primarily of workforce housing, which we consider to be working class apartments at more affordable rental rates. Related collateral values should accordingly be more stable than higher rent properties, even in stressed economies. While the macro-economic environment has challenged the multifamily bridge space, the stability of the Company’s REBL portfolio is evidenced by the estimated values of the underlying collateral. The Company’s $2.2 billion apartment bridge lending portfolio at September 30, 2024, has a weighted average origination date “as is” loan-to-value ratio of 70%, based on third-party appraisals. Further, the weighted average origination date “as stabilized” LTV, which measures the estimated value of the apartments after the rehabilitation is complete may provide even greater protection.

•	As part of the underwriting process, The Bancorp reviews prospective borrowers’ previous rehabilitation experience in addition to overall financial wherewithal. These transactions also include significant borrower equity contributions with required performance metrics. Underwriting generally includes, but is not limited to, assessment of local market information relating to vacancy and rental rates, review of post rehabilitation rental rate assumptions against geo-specific affordability indices, negative news searches, lien searches, visitations by bank personnel and/or designated engineers, and other information sources.

•	Rehabilitation progress is monitored through ongoing draw requests and financial reporting covenants. This generally allows for early identification of potential issues, and expedited action to address on a timely basis.

•	Operations and ongoing loan evaluation are overseen by multiple levels of management, in addition to the REBL team’s experienced professional staff and third-party consultants utilized during the underwriting and asset management process. This oversight includes a separate loan committee specific to REBL, which is comprised of seasoned and experienced lending professionals who do not directly report to anyone on the REBL team. There is also a separate loan review department, a surveillance committee and additional staff which evaluate potential losses under the current expected credit losses methodology (“CECL”), all of which similarly do not report to anyone on the REBL team.

•	SBLOC and IBLOC portfolios are respectively secured by marketable securities and the cash value of life insurance. The majority of SBA 7(a) loans are government guaranteed, while SBA 504 loans are made with 50%-60% LTVs.

•	Additional details regarding our loan portfolios are included in the related tables in this press release, as is the summarization of the earnings contributions of our payments businesses, which further enhances The Bancorp’s risk profile. The Company’s risk profile inherent in its loan portfolios, funding and earnings levels, may present opportunities to further increase stockholder value, while still prudently maintaining capital levels.

•	In the second quarter of 2024, the Company purchased approximately $900 million of fixed rate government sponsored entity backed commercial and residential mortgage securities of varying maturities, with an approximate 5.11% weighted average yield, and estimated weighted average lives of eight years, to reduce its exposure to lower levels of net interest income. Such purchases would also reduce the additional net interest income which will result if the Federal Reserve increases rates. While there are many variables and limitations to estimating exposure to changes in rates, such purchases and continuing fixed rate loan originations are projected to reduce such exposure to modest levels. In prior years, The Bancorp deferred adding fixed rate securities when yields were particularly low, which has afforded the flexibility to benefit from, and secure, more advantageous securities and loan rates.

“We saw strong growth in the third quarter across our Fintech Solutions activities with a robust pipeline”, said Damian Kozlowski, CEO of The Bancorp. “We expect this growth to support an increase in profitability in 2025 and continued gains in EPS. We are issuing preliminary guidance of $5.25 a share for 2025. This 2025 guidance does not include the impact of planned stock buybacks of $150 million. Guidance for 2024 remains $4.35, which includes the positive impact of buybacks during the year. Planned stock buybacks are being reduced in 2025 by $100 million from 2024 levels of $250 million to facilitate the currently planned repayment of senior secured debt of $96 million.”

Conference Call Webcast

You may access the LIVE webcast of The Bancorp's Quarterly Earnings Conference Call at 8:00 AM ET Friday, October 25, 2024, by clicking on the webcast link on The Bancorp's homepage at www.thebancorp.com or you may dial 1.800.225.9448, conference code BANCORP. You may listen to the replay of the webcast following the live call on The Bancorp's investor relations website (archived for one year) or telephonically until Friday, November 1, 2024, by dialing 1.800.839.1162.

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About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), headquartered in Wilmington, Delaware, through its subsidiary, The Bancorp Bank, National Association provides a variety of services including providing non-bank financial companies with the people, processes, and technology to meet their unique banking needs. Through its Fintech Solutions, Institutional Banking, Commercial Lending, and Real Estate Bridge Lending businesses, The Bancorp provides partner-focused solutions paired with cutting-edge technology for companies that range from entrepreneurial startups to Fortune 500 companies. With over 20 years of experience, The Bancorp has become a leader in the financial services industry, earning recognition as the #1 issuer of prepaid cards in the U.S., a nationwide provider of bridge financing for real estate capital improvement plans, an SBA National Preferred Lender, a leading provider of securities-backed lines of credit, with one of the few bank-owned commercial vehicle leasing groups. By its company-wide commitment to excellence, The Bancorp has also been ranked as one of the 100 Fastest-Growing Companies by Fortune, a Top 50 Employer by Equal Opportunity Magazine and was selected to be included in the S&P Small Cap 600. For more about The Bancorp, visit https://thebancorp.com/.

Forward-Looking Statements

Statements in this earnings release regarding The Bancorp’s business that are not historical facts, are “forward-looking statements.” These statements may be identified by the use of forward-looking terminology, including, but not limited to the words “intend,” “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “plan,” “estimate,” “continue,” or similar words. Forward-looking statements include, but are not limited to, statements regarding our annual fiscal 2024 results, our anticipated 2025 profitability, increased growth and the impact of stock buybacks, relate to our current assumptions, projections and expectations about our business and future events, including current expectations about important economic, political, and technological factors, among other factors, and are subject to risks and uncertainties, which could cause the actual results, events, or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Factors that could cause results to differ from those expressed in the forward-looking statements also include, but are not limited to the risks and uncertainties referenced or described in The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Reports on Forms 10-Q for the periods ended March 31, 2024 and June 30, 2024, and other documents that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake any duty to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.

The Bancorp, Inc. Contact

Andres Viroslav

Director, Investor Relations

215-861-7990

andres.viroslav@thebancorp.com

Source: The Bancorp, Inc.

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The Bancorp, Inc.

Financial highlights

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
Consolidated condensed income statements	2024	2023	2024	2023
	(Dollars in thousands, except per share and share data)
Net interest income	$93,732	$88,882	281,945	261,893
Provision for credit losses on loans	3,476	1,783	7,316	4,409
Provision (reversal) for unfunded commitments	79	(31)	(340)	(393)
Non-interest income
Fintech fees
ACH, card and other payment processing fees	3,892	2,553	9,856	7,153
Prepaid, debit card and related fees	23,907	21,513	72,948	67,013
Consumer credit fintech fees	1,600	—	1,740	—
Total fintech fees	29,399	24,066	84,544	74,166
Net realized and unrealized gains on commercial loans, at fair value	606	525	2,205	4,171
Leasing related income	1,072	1,767	2,889	4,768
Other non-interest income	1,031	422	2,574	2,000
Total non-interest income	32,108	26,780	92,212	85,105
Non-interest expense
Salaries and employee benefits	33,821	30,475	97,964	93,427
Data processing expense	1,408	1,404	4,252	4,123
Legal expense	1,055	1,203	2,509	3,110
FDIC insurance	904	806	2,618	2,233
Software	4,561	4,427	13,687	12,981
Other non-interest expense	11,506	9,144	30,383	29,558
Total non-interest expense	53,255	47,459	151,413	145,432
Income before income taxes	69,030	66,451	215,768	197,550
Income tax expense	17,513	16,314	54,136	49,282
Net income	51,517	50,137	161,632	148,268
Net income per share - basic	$1.06	0.93	3.18	2.70
Net income per share - diluted	$1.04	0.92	3.15	2.68
Weighted average shares - basic	48,759,369	54,175,184	50,807,021	54,828,547
Weighted average shares - diluted	49,478,236	54,738,610	51,361,104	55,336,354

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Condensed consolidated balance sheets	September 30,	June 30,	December 31,	September 30,
	2024 (unaudited)	2024 (unaudited)	2023	2023 (unaudited)
	(Dollars in thousands, except share data)
Assets:
Cash and cash equivalents
Cash and due from banks	$8,660	$5,741	$4,820	$4,881
Interest earning deposits at Federal Reserve Bank	47,105	399,853	1,033,270	898,533
Total cash and cash equivalents	55,765	405,594	1,038,090	903,414

Investment securities, available-for-sale, at fair value, net of $10.0 million allowance for credit loss	1,588,289	1,581,006	747,534	756,636
Commercial loans, at fair value	252,004	265,193	332,766	379,603
Loans, net of deferred fees and costs	5,906,616	5,605,727	5,361,139	5,198,972
Allowance for credit losses	(31,004)	(28,575)	(27,378)	(24,145)
Loans, net	5,875,612	5,577,152	5,333,761	5,174,827
Federal Home Loan Bank, Atlantic Central Bankers Bank, and Federal Reserve Bank stock	21,717	15,642	15,591	20,157
Premises and equipment, net	28,091	28,038	27,474	28,978
Accrued interest receivable	42,915	43,720	37,534	34,159
Intangible assets, net	1,353	1,452	1,651	1,751
Other real estate owned	61,739	57,861	16,949	18,756
Deferred tax asset, net	9,604	20,556	21,219	20,379
Other assets	157,501	149,187	133,126	127,107
Total assets	$8,094,590	$8,145,401	$7,705,695	$7,465,767

Liabilities:
Deposits
Demand and interest checking	$6,844,128	$7,095,391	$6,630,251	$6,455,043
Savings and money market	81,624	60,297	50,659	49,428
Total deposits	6,925,752	7,155,688	6,680,910	6,504,471

Securities sold under agreements to repurchase	—	—	42	42
Short-term borrowings	135,000	—	—	—
Senior debt	96,125	96,037	95,859	95,771
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	38,157	38,283	38,561	9,861
Other liabilities	70,829	65,001	69,641	68,533
Total liabilities	$7,279,264	$7,368,410	$6,898,414	$6,692,079

Shareholders' equity:
Common stock - authorized, 75,000,000 shares of $1.00 par value; 48,230,334 and 53,867,129 shares issued and outstanding at September 30, 2024 and 2023, respectively	48,231	49,268	53,203	53,867
Additional paid-in capital	26,573	72,171	212,431	234,320
Retained earnings	723,247	671,730	561,615	517,587
Accumulated other comprehensive income (loss)	17,275	(16,178)	(19,968)	(32,086)
Total shareholders' equity	815,326	776,991	807,281	773,688

Total liabilities and shareholders' equity	$8,094,590	$8,145,401	$7,705,695	$7,465,767

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Average balance sheet and net interest income	Three months ended September 30, 2024			Three months ended September 30, 2023
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$6,017,911	$116,367	7.73%	$5,603,514	$110,506	7.89%
Leases-bank qualified(2)	5,151	146	11.34%	4,585	110	9.60%
Investment securities-taxable	1,575,091	19,767	5.02%	768,364	9,647	5.02%
Investment securities-nontaxable(2)	2,927	55	7.52%	3,005	50	6.66%
Interest earning deposits at Federal Reserve Bank	247,344	3,387	5.48%	639,946	8,689	5.43%
Net interest earning assets	7,848,424	139,722	7.12%	7,019,414	129,002	7.35%

Allowance for credit losses	(28,254)			(23,147)
Other assets	222,646			338,085
	$8,042,816			$7,334,352

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$6,942,029	$42,149	2.43%	$6,229,668	$37,913	2.43%
Savings and money market	65,079	549	3.37%	56,538	518	3.66%
Total deposits	7,007,108	42,698	2.44%	6,286,206	38,431	2.45%

Short-term borrowings	73,480	1,030	5.61%	—	—	—
Repurchase agreements	—	—	—	41	—	—
Long-term borrowings	38,235	689	7.21%	9,889	128	5.18%
Subordinated debentures	13,401	297	8.87%	13,401	293	8.75%
Senior debt	96,071	1,234	5.14%	95,714	1,234	5.16%
Total deposits and liabilities	7,228,295	45,948	2.54%	6,405,251	40,086	2.50%

Other liabilities	18,362			167,673
Total liabilities	7,246,657			6,572,924

Shareholders' equity	796,159			761,428
	$8,042,816			$7,334,352
Net interest income on tax equivalent basis(2)		$93,774			$88,916

Tax equivalent adjustment		42			34

Net interest income		$93,732			$88,882
Net interest margin(2)			4.78%			5.07%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.
(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2024 and 2023.

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Average balance sheet and net interest income	Nine months ended September 30, 2024			Nine months ended September 30, 2023
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$5,828,938	$345,497	7.90%	$5,772,266	$324,009	7.48%
Leases-bank qualified(2)	4,840	379	10.44%	3,920	279	9.49%
Investment securities-taxable	1,255,532	46,921	4.98%	773,485	28,820	4.97%
Investment securities-nontaxable(2)	2,905	155	7.11%	3,193	144	6.01%
Interest earning deposits at Federal Reserve Bank	486,883	19,948	5.46%	640,554	24,271	5.05%
Net interest earning assets	7,579,098	412,900	7.26%	7,193,418	377,523	7.00%

Allowance for credit losses	(27,993)			(23,192)
Other assets	280,733			269,072
	$7,831,838			$7,439,298

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$6,684,671	$120,405	2.40%	$6,343,711	$106,984	2.25%
Savings and money market	58,777	1,453	3.30%	88,738	2,465	3.70%
Time deposits	—	—	—	27,802	858	4.11%
Total deposits	6,743,448	121,858	2.41%	6,460,251	110,307	2.28%

Short-term borrowings	55,820	2,344	5.60%	6,758	234	4.62%
Repurchase agreements	4	—	—	41	—	—
Long-term borrowings	38,371	2,060	7.16%	9,945	382	5.12%
Subordinated debentures	13,401	880	8.76%	13,401	825	8.21%
Senior debt	95,983	3,701	5.14%	97,220	3,793	5.20%
Total deposits and liabilities	6,947,027	130,843	2.51%	6,587,616	115,541	2.34%

Other liabilities	73,507			117,822
Total liabilities	7,020,534			6,705,438

Shareholders' equity	811,304			733,860
	$7,831,838			$7,439,298
Net interest income on tax equivalent basis(2)		$282,057			$261,982

Tax equivalent adjustment		112			89

Net interest income		$281,945			$261,893
Net interest margin(2)			4.96%			4.86%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.
(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2024 and 2023.

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Allowance for credit losses	Nine months ended		Year ended
	September 30,	September 30,	December 31,
	2024 (unaudited)	2023 (unaudited)	2023
	(Dollars in thousands)

Balance in the allowance for credit losses at beginning of period	$27,378	$22,374	$22,374

Loans charged-off:
SBA non-real estate	431	871	871
SBA commercial mortgage	—	—	76
Direct lease financing	3,625	2,804	3,666
IBLOC	—	—	24
Consumer - home equity	10	—	—
Other loans	6	3	3
Total	4,072	3,678	4,640

Recoveries:
SBA non-real estate	102	446	475
SBA commercial mortgage	—	75	75
Direct lease financing	279	220	330
Consumer - home equity	1	299	299
Total	382	1,040	1,179
Net charge-offs	3,690	2,638	3,461
Provision for credit losses on loans	7,316	4,409	8,465

Balance in allowance for credit losses at end of period	$31,004	$24,145	$27,378
Net charge-offs/average loans	0.07%	0.05%	0.07%
Net charge-offs/average assets	0.05%	0.04%	0.05%

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Loan portfolio	September 30,	June 30,	December 31,	September 30,
	2024 (unaudited)	2024 (unaudited)	2023	2023 (unaudited)
	(Dollars in thousands)

SBL non-real estate	$179,915	$171,893	$137,752	$130,579
SBL commercial mortgage	665,608	647,894	606,986	547,107
SBL construction	30,158	30,881	22,627	19,204
Small business loans	875,681	850,668	767,365	696,890
Direct lease financing	711,836	711,403	685,657	670,208
SBLOC / IBLOC(1)	1,543,215	1,558,095	1,627,285	1,720,513
Advisor financing(2)	248,422	238,831	221,612	199,442
Real estate bridge loans	2,189,761	2,119,324	1,999,782	1,848,224
Consumer fintech(3)	280,092	70,081	—	—
Other loans(4)	46,586	46,592	50,638	55,800
	5,895,593	5,594,994	5,352,339	5,191,077
Unamortized loan fees and costs	11,023	10,733	8,800	7,895
Total loans, including unamortized fees and costs	$5,906,616	$5,605,727	$5,361,139	$5,198,972

Small business portfolio	September 30,	June 30,	December 31,	September 30,
	2024 (unaudited)	2024 (unaudited)	2023	2023 (unaudited)
	(Dollars in thousands)

SBL, including unamortized fees and costs	$885,263	$860,226	$776,867	$705,790
SBL, included in loans, at fair value	93,888	104,146	119,287	126,543
Total small business loans(5)	$979,151	$964,372	$896,154	$832,333

(1) SBLOC loans are collateralized by marketable securities, while IBLOC are collateralized by the cash surrender value of insurance policies. At September 30, 2024 and December 31, 2023, IBLOC loans amounted to $554.0 million and $646.9 million, respectively.

(2) In 2020 The Bancorp began originating loans to investment advisors for purposes of debt refinancing, acquisition of another firm or internal succession. Maximum loan amounts are subject to loan-to-value ratios of 70% of the business enterprise value based on a third-party valuation, but may be increased depending upon the debt service coverage ratio. Personal guarantees and blanket business liens are obtained as appropriate.

(3) Consumer fintech loans consist primarily of secured credit card loans.

(4) Includes demand deposit overdrafts reclassified as loan balances totaling $960,000 and $1.7 million at September 30, 2024 and December 31, 2023, respectively. Estimated overdraft charge-offs and recoveries are reflected in the allowance for credit losses and are immaterial.

(5) The SBLs held at fair value are comprised of the government guaranteed portion of 7(a) Program loans at the dates indicated.

Small business loans as of September 30, 2024

Loan principal
(Dollars in millions)
U.S. government guaranteed portion of SBA loans(1)	$392
PPP loans(1)	2
Commercial mortgage SBA(2)	349
Construction SBA(3)	10
Non-guaranteed portion of U.S. government guaranteed 7(a) Program loans(4)	114
Non-SBA SBLs	73
Other(5)	28
Total principal	$968
Unamortized fees and costs	11
Total SBLs	$979

(1) Includes the portion of SBA 7(a) Program loans and PPP loans which have been guaranteed by the U.S. government, and therefore are assumed to have no credit risk.

(2) Substantially all these loans are made under the 504 Program, which dictates origination date LTV percentages, generally 50%-60%, to which The Bancorp adheres.

(3) Includes $9 million in 504 Program first mortgages with an origination date LTV of 50%-60%, and $1 million in SBA interim loans with an approved SBA post-construction full takeout/payoff.

(4) Includes the unguaranteed portion of 7(a) Program loans which are 70% or more guaranteed by the U.S. government. SBA 7(a) Program loans are not made on the basis of real estate LTV; however, they are subject to SBA's "All Available Collateral" rule which mandates that to the extent a borrower or its 20% or greater principals have available collateral (including personal residences), the collateral must be pledged to fully collateralize the loan, after applying SBA-determined liquidation rates. In addition, all 7(a) Program loans and 504 Program loans require the personal guaranty of all 20% or greater owners.

(5) Comprised of $28 million of loans sold that do not qualify for true sale accounting.

10

Small business loans by type as of September 30, 2024

(Excludes government guaranteed portion of SBA 7(a) Program and PPP loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
Hotels (except casino hotels) and motels	$88	$—	$—	$88	16%
Funeral homes and funeral services	20	—	28	48	9%
Full-service restaurants	29	2	2	33	6%
Child day care services	23	1	1	25	5%
Car washes	16	4	—	20	4%
General line grocery merchant wholesalers	17	—	—	17	3%
Homes for the elderly	16	—	—	16	3%
Outpatient mental health and substance abuse centers	15	—	—	15	3%
Gasoline stations with convenience stores	14	—	—	14	3%
Fitness and recreational sports centers	8	—	2	10	2%
Nursing care facilities	9	—	—	9	2%
Lawyer's office	9	—	—	9	2%
Limited-service restaurants	4	1	3	8	1%
Caterers	7	—	—	7	1%
All other specialty trade contractors	7	—	—	7	1%
General warehousing and storage	6	—	—	6	1%
Appliance repair and maintenance	6	—	—	6	1%
Other accounting services	5	—	—	5	1%
Plumbing, heating, and air-conditioning contractors	5	—	1	6	1%
Other miscellaneous durable goods merchant	5	—	—	5	1%
Packaged frozen food merchant wholesalers	5	—	—	5	1%
Lessors of nonresidential buildings (except miniwarehouses)	5	—	—	5	1%
Other technical and trade schools	5	—	—	5	1%
All other amusement and recreation industries	4	—	—	4	1%
Other(2)	136	8	29	173	30%
Total	$464	$16	$66	$546	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $121 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $28 million of loans sold that do not qualify for true sale accounting.

(2) Loan types of less than $4 million are spread over approximately one hundred different business types.

State diversification as of September 30, 2024

(Excludes government guaranteed portion of SBA 7(a) Program loans and PPP loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
California	$126	$3	$5	$134	25%
Florida	76	5	4	85	16%
North Carolina	45	1	5	51	9%
New York	32	—	2	34	6%
Pennsylvania	20	—	13	33	6%
Texas	21	3	6	30	5%
New Jersey	21	—	7	28	5%
Georgia	25	2	1	28	5%
Other States	98	2	23	123	23%
Total	$464	$16	$66	$546	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $121 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $28 million of loans that do not qualify for true sale accounting.

11

Top 10 loans as of September 30, 2024

Type(1)	State	SBL commercial mortgage
	(Dollars in millions)
General line grocery merchant wholesalers	CA	$13
Funeral homes and funeral services	PA	13
Outpatient mental health and substance abuse center	FL	10
Funeral homes and funeral services	ME	8
Hotel	FL	8
Lawyer's office	CA	8
Hotel	VA	7
Hotel	NC	7
General warehousing and storage	PA	6
Appliance repair and maintenance	NY	6
Total		$86

(1) The table above does not include loans to the extent that they are U.S. government guaranteed.

12

Commercial real estate loans, excluding SBA loans, are as follows including LTV at origination:

Type as of September 30, 2024

Type	# Loans	Balance	Weighted average origination date LTV	Weighted average interest rate
	(Dollars in millions)
Real estate bridge loans (multifamily apartment loans recorded at amortized cost)(1)	172	$2,190	70%	9.13%

Non-SBA commercial real estate loans, at fair value:
Multifamily (apartment bridge loans)(1)	7	$113	74%	7.98%
Hospitality (hotels and lodging)	2	27	65%	9.82%
Retail	2	12	72%	8.19%
Other	2	9	72%	5.01%
	13	161	72%	8.14%
Fair value adjustment		(3)
Total non-SBA commercial real estate loans, at fair value		158
Total commercial real estate loans		$2,348	70%	9.07%

(1) In the third quarter of 2021, we resumed the origination of bridge loans for multi-family apartment rehabilitation which comprise these categories. Such loans held at fair value were originally intended for sale, but are now being retained on the balance sheet. In addition to “as is” origination date appraisals, on which the weighted average origination date LTVs are based, third-party appraisers also estimated “as stabilized” values, which represents additional potential collateral value as rehabilitation progresses, and units are re-leased at stabilized rental rates. The weighted average origination date “as stabilized” LTV was estimated at 61%.

State diversification as of September 30, 2024			15 largest loans as of September 30, 2024

State	Balance	Origination date LTV	State	Balance	Origination date LTV
(Dollars in millions)			(Dollars in millions)
Texas	$735	71%	Texas	$46	75%
Georgia	262	70%	Tennessee	40	72%
Florida	230	68%	Michigan	38	62%
Michigan	136	68%	Texas	37	64%
Indiana	108	70%	Texas	36	67%
New Jersey	107	69%	Florida	35	72%
Ohio	92	66%	Pennsylvania	34	63%
Other States each <$65 million	678	71%	Indiana	34	76%
Total	$2,348	70%	New Jersey	34	62%
			Texas	33	62%
			Michigan	33	79%
			Oklahoma	31	78%
			Texas	31	77%
			New Jersey	31	71%
			Michigan	29	66%
			15 largest commercial real estate loans	$522	70%
13

Institutional banking loans outstanding at September 30, 2024

Type	Principal	% of total
	(Dollars in millions)
SBLOC	$989	55%
IBLOC	554	31%
Advisor financing	249	14%
Total	$1,792	100%

For SBLOC, we generally lend up to 50% of the value of equities and 80% for investment grade securities. While the value of equities has fallen in excess of 30% in recent years, the reduction in collateral value of brokerage accounts collateralizing SBLOC loans generally has been less, for two reasons. First, many collateral accounts are “balanced” and accordingly have a component of debt securities, which have either not decreased in value as much as equities, or in some cases may have increased in value. Second, many of these accounts have the benefit of professional investment advisors who provided some protection against market downturns, through diversification and other means. Additionally, borrowers often utilize only a portion of collateral value, which lowers the percentage of principal to collateral.

Top 10 SBLOC loans at September 30, 2024

	Principal amount	% Principal to collateral
	(Dollars in millions)
	$9	41%
	8	84%
	8	62%
	8	63%
	7	44%
	5	57%
	5	65%
	5	58%
	5	56%
	5	43%
Total and weighted average	$65	58%

Insurance backed lines of credit (IBLOC)

IBLOC loans are backed by the cash value of eligible life insurance policies which have been assigned to us. We generally lend up to 95% of such cash value. Our underwriting standards require approval of the insurance companies which carry the policies backing these loans. Currently, fifteen insurance companies have been approved and, as of October 17, 2024, all were rated A- (Excellent) or better by AM BEST.

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Direct lease financing by type as of September 30, 2024

	Principal balance(1)	% Total
	(Dollars in millions)
Government agencies and public institutions(2)	$131	18%
Construction	112	16%
Waste management and remediation services	97	14%
Real estate and rental and leasing	86	12%
Health care and social assistance	29	4%
Other services (except public administration)	22	3%
Professional, scientific, and technical services	22	3%
General freight trucking	21	3%
Finance and insurance	14	2%
Transit and other transportation	13	2%
Wholesale trade	10	1%
Educational services	7	1%
Other	148	21%
Total	$712	100%

(1) Of the total $712 million of direct lease financing, $648 million consisted of vehicle leases with the remaining balance consisting of equipment leases.

(2) Includes public universities as well as school districts.

Direct lease financing by state as of September 30, 2024

State	Principal balance	% Total
	(Dollars in millions)
Florida	$108	15%
New York	70	10%
Utah	58	8%
California	49	7%
Connecticut	45	6%
Pennsylvania	42	6%
New Jersey	39	5%
North Carolina	36	5%
Maryland	36	5%
Texas	26	4%
Idaho	19	3%
Washington	16	2%
Ohio	14	2%
Georgia	14	2%
Alabama	13	2%
Other States	127	18%
Total	$712	100%

15

Capital ratios
	Tier 1 capital to average assets ratio	Tier 1 capital to risk-weighted assets ratio	Total capital to risk-weighted assets ratio	Common equity tier 1 to risk weighted assets
As of September 30, 2024
The Bancorp, Inc.	9.86%	13.62%	14.19%	13.62%
The Bancorp Bank, National Association	10.94%	15.11%	15.67%	15.11%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

As of December 31, 2023
The Bancorp, Inc.	11.19%	15.66%	16.23%	15.66%
The Bancorp Bank, National Association	12.37%	17.35%	17.92%	17.35%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Selected operating ratios
Return on average assets(1)	2.55%	2.71%	2.76%	2.66%
Return on average equity(1)	25.74%	26.12%	26.61%	27.01%
Net interest margin	4.78%	5.07%	4.96%	4.86%

(1) Annualized

Book value per share table	September 30,	June 30,	December 31,	September 30,
	2024	2024	2023	2023
Book value per share	$16.90	$15.77	$15.17	$14.36

Loan delinquency and other real estate owned	September 30, 2024
	30-59 days past due	60-89 days past due	90+ days still accruing	Non-accrual	Total past due	Current	Total loans
SBL non-real estate	$72	$322	$758	$3,047	$4,199	$175,716	$179,915
SBL commercial mortgage	—	—	336	4,898	5,234	660,374	665,608
SBL construction	—	—	—	1,585	1,585	28,573	30,158
Direct lease financing	5,791	12,883	1,260	3,919	23,853	687,983	711,836
SBLOC / IBLOC	10,251	2,014	2,383	—	14,648	1,528,567	1,543,215
Advisor financing	—	—	—	—	—	248,422	248,422
Real estate bridge loans(1)	—	—	—	12,300	12,300	2,177,461	2,189,761
Consumer fintech	4,021	4	—	—	4,025	276,067	280,092
Other loans	—	—	—	—	—	46,586	46,586
Unamortized loan fees and costs	—	—	—	—	—	11,023	11,023
	$20,135	$15,223	$4,737	$25,749	$65,844	$5,840,772	$5,906,616

(1) The $12.3 million shown in the non-accrual column for real estate bridge loans is collateralized by apartment building property with respective 72% and 56% “as is” and “as stabilized” LTVs, respectively, based upon a May 2024 appraisal. “As stabilized” LTVs represent additional potential collateral value as rehabilitation progresses, and units are re-leased at stabilized rental rates. This loan had a prior six-month payment deferral granted in the fourth quarter of 2024 and did not resume making payments. The table above does not include an $11.2 million loan accounted for at fair value, and, as such, not reflected in delinquency tables. In third quarter 2024, the borrower notified the Company that he would no longer be making payments on the loan, which is collateralized by a vacant retail property. Based upon a July 2024 appraisal, the “as is” LTV is 84% and the “as stabilized” LTV is 62%. Since 2021, real estate bridge lending originations have consisted of apartment buildings, while this loan was originated previously.

Other loan information

Of the $84.4 million special mention and $155.4 million substandard loans at September 30, 2024, $55.3 million were modified in the third quarter of 2024 and received reductions in interest rates and payment deferrals. Included in that total was $26.9 million which had been modified in first quarter 2024 with a six-month payment deferral. The third quarter additional modification was for an additional three-month payment deferral and a partial nine-month payment deferral. Not included in that modification total were $19.3 million which was recapitalized with a new borrower, who negotiated a partial interest deferral and rate reduction, and $37.3 million which is accounted for at fair value, and as such, not reflected in modification totals. While payment deferrals have generally been for three to twelve months, that loan was granted a 15-month payment deferral, followed by a nine-month partial payment deferral, in addition to an interest rate reduction. Going forward, the Company will not be accruing interest on this loan. The weighted average “as is” and “as stabilized” LTVs for the $19.3 million balance were 72% and 68%, respectively, while those LTVs for the $37.3 million were 73% and 65%, respectively. Those respective LTVs for the $26.9 million loan were 65% and 61%. These LTVs are based upon appraisals performed within the past twelve months.

16

Other real estate owned year to date activity

September 30, 2024
Beginning balance	$16,949
Transfer from loans, net	42,120
Transfer from commercial loans, at fair value	1,744
Advances	926
Ending balance	$61,739

	September 30,	June 30,	December 31,	September 30,
	2024	2024	2023	2023
	(Dollars in thousands)
Asset quality ratios:
Nonperforming loans to total loans(1)	0.52%	0.34%	0.25%	0.30%
Nonperforming assets to total assets(1)	1.14%	0.95%	0.39%	0.46%
Allowance for credit losses to total loans	0.52%	0.51%	0.51%	0.46%

(1) In the first quarter of 2024, a $39.4 million apartment building rehabilitation bridge loan with a September 30, 2024 balance of $40.3 million was transferred to nonaccrual status. On April 2, 2024, the same loan was transferred from nonaccrual status to other real estate owned. We intend to complete the improvements, which have already begun, on the underlying apartment building. During the time that improvements are being completed, the Company intends to have a property manager lease improved units as they become available, prior to the sale of the property. The $40.3 million loan balance compares to a September 2023 third-party “as is” appraisal of $47.8 million, or an 84% “as is” LTV, with additional potential collateral value as construction progresses, and units are re-leased at stabilized rental rates. Please see “Recent Developments” which summarizes the agreement of sale for this property.

Gross dollar volume (GDV)(1)	Three months ended
	September 30,	June 30,	December 31,	September 30,
	2024	2024	2023	2023
	(Dollars in thousands)
Prepaid and debit card GDV	$37,898,006	$37,139,200	$33,292,350	$32,972,249

(1) Gross dollar volume represents the total dollar amount spent on prepaid and debit cards issued by The Bancorp Bank, N.A.

17

Business line quarterly summary
Quarter ended September 30, 2024
(Dollars in millions)

		Balances
			% Growth
Major business lines	Average approximate rates(1)	Balances(2)	Year over year	Linked quarter annualized
Loans
Institutional banking(3)	6.9%	$ 1,792	(7%)	(1%)
Small business lending(4)	7.5%	979	14%	6%
Leasing	8.1%	712	6%	—
Commercial real estate (non-SBA loans, at fair value)	8.1%	158	nm	nm
Real estate bridge loans (recorded at book value)	9.1%	2,189	18%	13%
Consumer fintech loans - interest bearing	5.5%	10	nm	nm
Consumer fintech loans - non-interest bearing(5)	—	270	nm	nm
Weighted average yield	7.6%	$ 6,110			Non-interest income
						% Growth
Deposits: Fintech Solutions group					Current quarter	Year over year
Prepaid and debit card issuance, and other payments	2.5%	$ 6,649	11%	nm	$ 27.8	16%

(1) Average rates are for the three months ended September 30, 2024.

(2) Loan and deposit categories are based on period-end and average quarterly balances, respectively.

(3) Institutional Banking loans are comprised of SBLOC loans collateralized by marketable securities, IBLOC loans collateralized by the cash surrender value of eligible life insurance policies, and investment advisor financing.

(4) Small Business Lending is substantially comprised of SBA-guaranteed loans. Growth rates exclude $28 million of loans that do not qualify for true sale accounting.

(5) Income related to non-interest-bearing balances is included in non-interest income.

Summary of credit lines available

The Bancorp maintains lines of credit exceeding potential liquidity requirements as follows. The Bancorp also has access to other substantial sources of liquidity.

September 30, 2024
(Dollars in thousands)
Federal Reserve Bank	$1,974,022
Federal Home Loan Bank	1,106,517
Total lines of credit available	$3,080,539

Estimated insured vs uninsured deposits

The vast majority of The Bancorp’s deposits are insured and low balance and accordingly do not constitute the liquidity risk experienced by certain institutions. Accordingly, the deposit base is comprised as follows.

September 30, 2024
Insured	93%
Low balance accounts	3%
Other uninsured	4%
Total deposits	100%

Calculation of efficiency ratio(1)

	Three months ended		Year ended
	September 30,	September 30,	December 31,
	2024	2023	2023
	(Dollars in thousands)
Net interest income	$93,732	$88,882	$354,052
Non-interest income	32,108	26,780	112,094
Total revenue	$125,840	$115,662	$466,146
Non-interest expense	$53,255	$47,459	$191,042

Efficiency ratio	42%	41%	41%

(1)	The efficiency ratio is calculated by dividing GAAP total non-interest expense by the total of GAAP net interest income and non-interest income. This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.
18

Segment Reporting

	For the nine months ended September 30, 2024
	Payments	REBL	Institutional Banking	Commercial	Corporate	Total

Interest income	$33	$157,010	$91,987	$92,316	$71,442	$412,788
Interest allocation	196,251	(73,570)	(53,111)	(52,499)	(17,071)	—
Interest expense	117,884	—	2,607	25	10,327	130,843
Net interest income	78,400	83,440	36,269	39,792	44,044	281,945
Provision for credit losses	—	2,555	166	4,427	(172)	6,976
Non-interest income	84,639	2,646	214	4,251	462	92,212
Direct non-interest expense
Salaries and employee benefits	11,433	2,917	6,784	13,653	63,177	97,964
Data processing expense	1,155	125	1,771	5	1,196	4,252
Software	364	78	2,253	1,343	9,649	13,687
Other	6,728	2,601	1,663	5,836	18,682	35,510
Income before non-interest expense allocations	143,359	77,810	23,846	18,779	(48,026)	215,768
Non-interest expense allocations
Risk, financial crimes, and compliance	20,150	1,621	2,248	3,665	(27,684)	—
Information technology and operations	10,151	539	4,449	5,533	(20,672)	—
Other allocated expenses	11,830	2,244	4,904	5,266	(24,244)	—
Total non-interest expense allocations	42,131	4,404	11,601	14,464	(72,600)	—
Income before taxes	101,228	73,406	12,245	4,315	24,574	215,768
Income tax expense	25,398	18,418	3,072	1,083	6,165	54,136
Net income	$75,830	$54,988	$9,173	$3,232	$18,409	$161,632

19